As filed with the Securities and Exchange Commission on November 9, 2004

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CALIFORNIA MICRO DEVICES CORPORATION

(Exact name of registrant as specified in its charter)

California	94-2672609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 N. McCarthy Blvd., #100 Milpitas, California	95035-5112
(Address of principal executive offices)	(Zip Code)

2004 Omnibus Incentive Compensation Plan

Full title of the plan

Robert V. Dickinson President and Chief Executive Officer California Micro Devices Corporation 430 N. McCarthy Blvd., #100 Milpitas, CA 95035 (408) 263-3214	Copy to: Stephen M. Wurzburg, Esq. Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Price Per Share	Amount of Registration Fee
Common Stock to be issued under the 2004 Omnibus Incentive Compensation Plan. (4)	1,438,057	$7.83	(3)	$11,259,986	$1,061.51	(5)

(1)	The securities to be registered include options and rights to acquire no par value common stock (“Common Stock”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq National Market on October 29, 2004.
(4)	This includes (1) 1,070,000 shares reserved under the 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) which had never been reserved for issuance under any other employee benefit plan; (2) 87,541 shares originally reserved under the 1995 Non-Employee Directors’ Stock Option Plan which as of August 12, 2004, were not subject to currently outstanding options under that plan and had not been issued pursuant to the prior exercise of options granted under that plan; and (3) 280,516 shares originally reserved under the 1995 Employee Stock Option Plan which as of August 12, 2004, were not subject to currently outstanding options under that plan, had not been issued pursuant to the prior exercise of options granted under that plan, and were not reserved under a 50,000 share subplan under that plan for United Kingdom employees and consultants.
(5)	The filing fee was calculated solely on the basis of the 1,070,000 shares reserved for the first time under the 2004 Plan. The filing fee for the other shares described in footnote 4 transferred from other plans has been paid in connection with prior registration statements on Form S-8 filed by California Micro Devices Corporation covering the 1995 Non-Employee Directors’ Stock Option Plan and the 1995 Employee Stock Option Plan and is creditable under Rule 457(p). The filing fee for 280,516 shares was paid in connection with Registration Statement No. 333-108443 filed on September 2, 2003; the filing fee for 60,000 shares was paid in connection with Registration Statement 333-102199 filed on December 24, 2002; and the filing fee for 27,541 shares was paid in connection with Registration Statement No. 333-88250 filed on May 15, 2002.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed on June 14, 2003.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2004, and September 30, 2004, filed on August 6, 2004, and November 8, 2004, respectively.

(c) The Registrant’s Current Reports on Form 8-K filed on October 6, 2004, and October 25, 2004.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(e) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on March 2, 1987, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Stephen M. Wurzburg, a partner at Pillsbury Winthrop LLP, counsel to the Registrant, owns 22,000 shares of the Registrant’s Common Stock and has a right to purchase an additional 3,000 shares of the Registrant’s Common Stock pursuant to the terms and conditions of certain warrants issued to him by the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code provides and allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and the Exchange Act.

The Registrant’s articles of incorporation and bylaws require that the Registrant indemnify its directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

The Registrant has entered into agreements to indemnify its directors and officers, to the extent permitted by the California Corporations Code, against certain liabilities that may arise by reason of their status or service as agents of the Registrant. In addition, the Registrant maintains insurance which provides for the indemnification of its directors and officers against certain losses (including costs of defense) that may arise in connection with claims made against them for certain of their actions in such capacity.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 5th day of November, 2004.

CALIFORNIA MICRO DEVICES CORPORATION

By	/s/ Robert V. Dickinson
Robert V. Dickinson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Robert V. Dickinson and R. Gregory Miller, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Robert V. Dickinson Robert V. Dickinson	Director, President and Chief Executive Officer (Principal Executive Officer)	November 5, 2004

/s/ R. Gregory Miller R. Gregory Miller	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2004

/s/ Wade F. Meyercord Wade F. Meyercord	Director	November 5, 2004

/s/ Edward C. Ross Edward C. Ross	Director	November 5, 2004

/s/ John L. Sprague John L. Sprague	Director	November 5, 2004

/s/ David L. Wittrock David L. Wittrock	Director	November 5, 2004

/s/ David W. Sear David W. Sear	Director	November 5, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	2004 Omnibus Incentive Compensation Plan

5.1	Opinion of Pillsbury Winthrop LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Grant Thornton LLP, Independent Certified Public Accountants

23.3	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (see page 5)